Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Announces Second Quarter Results;

Strong Start to Lawn & Garden Season Leads to Sales of $1.17 Billion

•	Consumer purchases up 8% year-to-date entering May; up 20% in Q2

•	Scotts LawnService reports Q2 revenue increase of 10%

•	Company reiterates full-year adjusted EPS guidance of $2.65 to $2.85

MARYSVILLE, Ohio (May 8, 2012) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, announced today that a record level of consumer purchases in March led to a 4 percent improvement in company-wide sales in the second quarter to $1.17 billion. Adjusted net income from continuing operations in the quarter was $133.2 million, or $2.15 per share.

Entering May, consumer purchases of the Company’s products at its largest retail partners in the U.S. were up 8 percent, with growth in 45 states, all major retail channels and nearly all product categories.

“We are well-positioned as we conclude the peak weeks of the lawn fertilizer season and move into the peak of gardening activity,” said Jim Hagedorn, chairman and chief executive officer. “We have seen strong consumer engagement across the U.S. whenever the weather has cooperated as evidenced by the 20 percent increase in consumer purchases for the second quarter. Entering May, consumer purchases are up 8 percent, an outstanding result with growth and market share gains in nearly every category and region.

“I’m pleased that we are on track to deliver on the goals we set forth at the beginning of the year – to grow the industry and gain market share by leveraging the strengths of our industry-leading brands and in-store sales force, as well as our world-class supply chain. We remain confident in our guidance for full year sales growth of 6 to 8 percent and earnings per share of $2.65 to $2.85.”

SECOND QUARTER DETAILS

Sales in the Company’s largest segment, Global Consumer, increased 3 percent from last year to $1.12 billion. Sales in the U.S. business increased 3 percent while sales in the International business increased 5 percent, or 8 percent excluding the impact of foreign exchange rates. Due to planned increases in advertising spending, as well as lower gross margin rates, principally related to higher product costs, operating income for Global Consumer was $275.2 million, compared with $299.0 million for the same period a year ago.

Scotts LawnService reported a 10 percent increase in sales to $35.9 million. The operating loss in the quarter was $12.9 million, a 15 percent improvement from a year earlier. Scotts LawnService historically earns all of its profits in the second half of the fiscal year.

For the quarter, Company-wide adjusted gross margin rate was 39.5 percent compared with 41.1 percent a year earlier. The decline was expected due to higher product costs and negative mix, both of which were partially offset by pricing of less than 1 percent.

“While the gross margin rate in the quarter was consistent with our expectations, we are closely monitoring recent trends in material and distribution costs, product mix and trade promotions,” said Dave Evans, executive vice president and chief financial officer. “Continued negative trends in any of these areas increase the likelihood that gross margin rate could fall below the low end of the range that we outlined earlier this year.”

Selling, general and administrative expenses (SG&A) in the quarter were $237.0 million, compared with $216.2 million, with the increase related to advertising spending.

Adjusted income from continuing operations was $133.2 million, or $2.15 per share, compared with $150.3 million, or $2.22 per share for the same period a year ago. Those results exclude the Company’s Global Professional business, the sale of which was completed during the second quarter of 2011 and which is reflected in discontinued operations. Adjusted results also exclude charges related to product registration and recall matters, including adjustments to reserves for potential fines and penalties. They also exclude impairment, restructuring and other charges, primarily as a result of issues related to the commercialization of products including the active ingredient MAT 28. These were non-cash charges. Including those items, reported income from continuing operations was $127.2 million, or $2.05 per share, compared with $148.6 million, or $2.20 per share last year.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $236.7 million, compared with $267.3 million a year ago.

YEAR-TO-DATE DETAILS

Company-wide net sales through the first six months were $1.38 billion, a 2 percent increase from a year ago. Foreign exchange rates negatively impacted sales growth by 50 basis points. Sales for Global Consumer were essentially flat at $1.27 billion and operating income was $205.8 million, compared with $243.9 million. Scotts LawnService sales increased 5 percent to $73.5 million. The operating loss for the segment was $17.5 million, an improvement of 11 percent from a loss of $19.7 million a year earlier.

For the first six months, Company-wide adjusted gross margin rate was 35.2 percent compared with 37.8 percent in the same period last year. SG&A was flat at $360.0 million.

Adjusted EBITDA in the first six months was $152.1 million versus $192.3 million in the comparable period last year.

Adjusted income from continuing operations for the first six months – which excludes costs related to the product registration and recall matters as well as impairment, restructuring and other changes – was $61.1 million, or $0.99 per share, compared with $84.7 million, or $1.25 per share, a year earlier. Reported income from continuing operations was $53.3 million, or $0.86 per share, compared with $81.9 million, or $1.21 per share, for the same period last year.

The Company will discuss its second quarter results during a Webcast and conference call at 9 a.m. Eastern Time today. To participate in the conference call, please call 1-866-682-3515 (Conference ID: 71971861). A replay of the call can be heard by calling 1-855-859-2056. A live webcast of the call and the press release will be available on the Investor Relations section of the Company’s web site http://investor.scotts.com.

An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro

With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•

The ongoing governmental investigations regarding the Company’s compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, could adversely affect the Company’s financial condition, results of operations or cash flows;

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Disruptions in availability or increases in the prices of raw materials could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•

Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to the costs and risks associated with operating internationally;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•

The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:

Jim King

Senior Vice President

Investor Relations & Corporate Affairs

(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY

Condensed Consolidated Statements of Operations

(in millions, except per common share data)

(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	March 31, 2012	April 2, 2011	% Change	March 31, 2012	April 2, 2011	% Change
Net sales		$1,173.5	$1,129.6	4%	$1,384.7	$1,359.8	2%
Cost of sales		710.5	665.6		896.9	845.9
Cost of sales - product registration and recall matters		0.2	1.3		0.2	2.1

Gross profit		462.8	462.7	0%	487.6	511.8	-5%
% of sales		39.4%	41.0%		35.2%	37.6%
Operating expenses:
Selling, general and administrative		237.0	216.2	10%	360.0	359.4	0%
Impairment, restructuring and other charges		5.6	—		8.2	—
Product registration and recall matters		3.3	1.2		3.6	2.1
Other income, net		(1.3)	(0.3)		(2.2)	(0.8)

Income from operations		218.2	245.6	-11%	118.0	151.1	-22%
% of sales		18.6%	21.7%		8.5%	11.1%
Interest expense		17.9	13.8		33.2	23.3

Income from continuing operations before income taxes		200.3	231.8	-14%	84.8	127.8
Income tax expense from continuing operations		73.1	83.2		31.5	45.9

Income from continuing operations		127.2	148.6	-14%	53.3	81.9	-35%
Income from discontinued operations, net of tax	(3)	—	29.0		—	27.8

Net income		$127.2	$177.6		$53.3	$109.7

Basic income per common share:	(1)
Income from continuing operations		$2.09	$2.26	-8%	$0.88	$1.24	-29%
Income from discontinued operations		—	0.44		—	0.42

Net income		$2.09	$2.70		$0.88	$1.66

Diluted income per common share:	(2)
Income from continuing operations		$2.05	$2.20	-7%	$0.86	$1.21	-29%
Income from discontinued operations		—	0.43		—	0.41

Net income		$2.05	$2.63		$0.86	$1.62

Common shares used in basic income per share calculation		60.9	65.8	-7%	60.6	66.1	-8%

Common shares and potential common shares used in diluted income per share calculation		62.0	67.6	-8%	61.7	67.7	-9%

Non-GAAP results from continuing operations:
Adjusted income from continuing operations	(4)	$133.2	$150.3	-11%	$61.1	$84.7	-28%

Adjusted diluted income per share from continuing operations	(2)(4)	$2.15	$2.22	-3%	$0.99	$1.25	-21%

Adjusted EBITDA	(3)(4)	$236.7	$267.3	-11%	$152.1	$192.3	-21%

Note: See accompanying footnotes on page 11.

THE SCOTTS MIRACLE-GRO COMPANY

Net Sales and Income from Continuing Operations before Income Taxes by Segment

(in millions)

(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment, restructuring and other charges, which is not a generally accepted accounting principle (“GAAP”) measure. Senior management of the Company uses this measure of operating profit to gauge segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of the Company’s professional seed business, revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments. Corporate & Other assets primarily include deferred financing and debt issuance costs and corporate intangible assets, as well as deferred tax assets.

	Three Months Ended			Six Months Ended
	March 31, 2012	April 2, 2011	% Change	March 31, 2012	April 2, 2011	% Change
Net Sales:
Global Consumer	$1,119.6	$1,084.8	3%	$1,268.7	$1,273.6	0%
Scotts LawnService®	35.9	32.7	10%	73.5	69.8	5%

Segment total	1,155.5	1,117.5	3%	1,342.2	1,343.4	0%
Corporate & Other	18.0	12.1		42.5	16.4

Consolidated	$1,173.5	$1,129.6	4%	$1,384.7	$1,359.8	2%

Income from Continuing Operations before Income Taxes:
Global Consumer	$275.2	$299.0	-8%	$205.8	$243.9	-16%
Scotts LawnService®	(12.9)	(15.2)	15%	(17.5)	(19.7)	11%

Segment total	262.3	283.8		188.3	224.2
Corporate & Other	(32.9)	(33.0)		(53.7)	(63.9)
Intangible asset amortization	(2.0)	(2.7)		(4.5)	(5.0)
Product registration and recall matters	(3.6)	(2.5)		(3.9)	(4.2)
Impairment, restructuring and other charges	(5.6)	—		(8.2)	—
Interest expense	(17.9)	(13.8)		(33.2)	(23.3)

Consolidated	$200.3	$231.8	-14%	$84.8	$127.8	-34%

THE SCOTTS MIRACLE-GRO COMPANY

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2012	April 2, 2011	September 30, 2011
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122.4	$128.7	$130.9
Accounts receivable, net	1,133.2	1,142.3	323.5
Inventories	601.6	556.1	387.0
Prepaids and other current assets	169.4	164.5	151.1

Total current assets	2,026.6	1,991.6	992.5
Property, plant and equipment, net	387.8	396.1	394.7
Goodwill	309.1	305.8	309.1
Intangible assets, net	311.8	344.7	319.6
Other assets	34.4	36.4	36.3

Total assets	$3,069.7	$3,074.6	$2,052.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$227.8	$764.6	$3.2
Accounts payable	346.1	365.9	150.0
Other current liabilities	438.5	508.5	315.4

Total current liabilities	1,012.4	1,639.0	468.6
Long-term debt	1,241.2	416.0	791.8
Other liabilities	226.4	231.0	232.0

Total liabilities	2,480.0	2,286.0	1,492.4
Shareholders’ equity	589.7	788.6	559.8

Total liabilities and shareholders’ equity	$3,069.7	$3,074.6	$2,052.2

THE SCOTTS MIRACLE-GRO COMPANY

Reconciliation of Non-GAAP Disclosure Items (4)

(in millions, except per common share data)

(Unaudited)

	Three Months Ended March 31, 2012				Three Months Ended April 2, 2011
	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$1,173.5	$—	$—	$1,173.5	$1,129.6	$—	$—	$1,129.6
Cost of sales	710.5	—	—	710.5	665.6	—	—	665.6
Cost of sales - product registration and recall matters	0.2	0.2	—	—	1.3	1.3	—	—

Gross profit	462.8	(0.2)	—	463.0	462.7	(1.3)	—	464.0
% of sales	39.4%			39.5%	41.0%			41.1%
Operating expenses:
Selling, general and administrative	237.0	—	—	237.0	216.2	—	—	216.2
Impairment, restructuring and other charges	5.6	—	5.6	—	—	—	—	—
Product registration and recall matters	3.3	3.3	—	—	1.2	1.2	—	—
Other income, net	(1.3)	—	—	(1.3)	(0.3)	—	—	(0.3)

Income from operations	218.2	(3.5)	(5.6)	227.3	245.6	(2.5)	—	248.1
% of sales	18.6%			19.4%	21.7%			22.0%
Interest expense	17.9	—	—	17.9	13.8	—	—	13.8

Income from continuing operations before income taxes	200.3	(3.5)	(5.6)	209.4	231.8	(2.5)	—	234.3
Income tax expense from continuing operations	73.1	(0.6)	(2.5)	76.2	83.2	(0.8)	—	84.0

Income from continuing operations	$127.2	$(2.9)	$(3.1)	$133.2	$148.6	$(1.7)	$—	$150.3

Basic income per share from continuing operations	$2.09	$(0.05)	$(0.05)	$2.19	$2.26	$(0.02)	$—	$2.28

Diluted income per share from continuing operations	$2.05	$(0.05)	$(0.05)	$2.15	$2.20	$(0.02)	$—	$2.22

Common shares used in basic income per share calculation	60.9	60.9	60.9	60.9	65.8	65.8	—	65.8

Common shares and potential common shares used in diluted income per share calculation	62.0	62.0	62.0	62.0	67.6	67.6	—	67.6

Calculation of Adjusted EBITDA:
Income from continuing operations	$127.2				$148.6
Income tax expense from continuing operations	73.1				83.2
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	—				3.7
Income tax expense from discontinued operations (excluding tax impact of Global Pro sale)	—				1.4
Interest expense	17.9				13.8
Interest expense from discontinued operations	—				0.6
Depreciation	12.5				12.4
Amortization (including Roundup)	2.2				2.9
Impairment, restructuring and other charges	4.7				—
Product registration and recall matters	—				0.7
Mark-to-market adjustments on derivatives	(0.9)				—

Adjusted EBITDA	$236.7				$267.3

Note: See accompanying footnotes on page 11.

THE SCOTTS MIRACLE-GRO COMPANY

Reconciliation of Non-GAAP Disclosure Items (4)

(in millions, except per common share data)

(Unaudited)

	Six Months Ended March 31, 2012				Six Months Ended April 2, 2011
	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$1,384.7	$—	$—	$1,384.7	$1,359.8	$—	$—	$1,359.8
Cost of sales	896.9	—	—	896.9	845.9	—	—	845.9
Cost of sales - product registration and recall matters	0.2	0.2	—	—	2.1	2.1	—	—

Gross profit	487.6	(0.2)	—	487.8	511.8	(2.1)	—	513.9
% of sales	35.2%			35.2%	37.6%			37.8%
Operating expenses:
Selling, general and administrative	360.0	—	—	360.0	359.4	—	—	359.4
Impairment, restructuring and other charges	8.2	—	8.2	—	—	—	—	—
Product registration and recall matters	3.6	3.6	—	—	2.1	2.1	—	—
Other income, net	(2.2)	—	—	(2.2)	(0.8)	—	—	(0.8)

Income from operations	118.0	(3.8)	(8.2)	130.0	151.1	(4.2)	—	155.3
% of sales	8.5%			9.4%	11.1%			11.4%
Interest expense	33.2	—	—	33.2	23.3	—	—	23.3

Income from continuing operations before income taxes	84.8	(3.8)	(8.2)	96.8	127.8	(4.2)	—	132.0
Income tax expense from continuing operations	31.5	(0.7)	(3.5)	35.7	45.9	(1.4)	—	47.3

Income from continuing operations	$53.3	$(3.1)	$(4.7)	$61.1	$81.9	$(2.8)	$—	$84.7

Basic income per share from continuing operations	$0.88	$(0.05)	$(0.08)	$1.01	$1.24	$(0.04)	$—	$1.28

Diluted income per share from continuing operations	$0.86	$(0.05)	$(0.08)	$0.99	$1.21	$(0.04)	$—	$1.25

Common shares used in basic income per share calculation	60.6	60.6	60.6	60.6	66.1	66.1	—	66.1

Common shares and potential common shares used in diluted income per share calculation	61.7	61.7	61.7	61.7	67.7	67.7	—	67.7

Calculation of Adjusted EBITDA:
Income from continuing operations	$53.3				$81.9
Income tax expense from continuing operations	31.5				45.9
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	—				6.3
Income tax expense from discontinued operations (excluding tax impact of Global Pro sale)	—				2.5
Interest expense	33.2				23.3
Interest expense from discontinued operations	—				1.7
Depreciation	25.4				24.6
Amortization (including Roundup)	4.9				5.4
Impairment, restructuring and other charges	4.7				—
Product registration and recall matters	—				0.7
Mark-to-market adjustments on derivatives	(0.9)				—

Adjusted EBITDA	$152.1				$192.3

Note: See accompanying footnotes on page 11.

THE SCOTTS MIRACLE-GRO COMPANY

Footnotes to Preceding Financial Statements

(1)	Basic income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income by the weighted average number of common shares outstanding during the period.
(2)	Diluted income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income by the weighted average number of common shares, plus all potential dilutive sercurities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.
(3)	On February 28, 2011, the Company completed the sale of a significant majority of the assets of its global professional business (excluding the non-European professional seed business, “Global Pro”). As a result of the then-pending sale, effective in the Company’s first quarter of fiscal 2011, the Company reclassified the assets and liabilities of Global Pro to assets and liabilities held for sale and included the results of operations of Global Pro in discontinued operations for all periods presented.
(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted income from continuing operations and adjusted diluted income per common share from continuing operations - These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. In addition, non-recurring cash items affecting net income or loss that are incurred between April 3, 2011 and June 30, 2012 in an aggregate amount not to exceed $40 million are also excluded from the determination of adjusted EBITDA. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 3.50 at March 31, 2012) and an interest coverage ratio (minimum of 3.50 for the twelve moths ended March 31, 2012). The Company was in compliance with the terms of all debt covenants at March 31, 2012.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.